Tupperware Announces First Quarter 2003 Earnings


    ORLANDO, Fla.--(BUSINESS WIRE)--April 23, 2003--Tupperware Corporation (NYSE:TUP) announced today that for the first quarter ended March 29, 2003, sales increased eight percent to $272 million compared to $252 million in the prior year. Excluding foreign currency and the new business model in North America, sales were down three percent compared to the first quarter of 2002. Net income was $6.4 million, or $0.11 cents per diluted share compared to $15.6 million, or $0.27 per diluted share in the prior year, which included $0.6 million in re-engineering costs. The net impact of change in the exchange rate for the major currencies has been eliminated by a translation hedging program in effect through 2003.
    The balance sheet continues to strengthen as debt has declined from $417 million in prior year to $307 million resulting in a debt to total capital ratio of 64 percent compared to 76 percent. Additionally, in spite of a decline in net income, cash flow from operations improved $14 million mainly due to positive changes in working capital.
    Rick Goings, Chairman and Chief Executive Officer, comments, "We are very pleased with strong results in Europe although offset by weakness in the US and ongoing challenges in Mexico, Korea and the Philippines. We remain confident in our growth strategies and expect to gain stability throughout our worldwide operations as we expand them. In the meantime, we continue to strengthen our balance sheet by managing working capital and increasing cash flow to pay down debt and support the dividend at its current level."
    Tupperware will conduct a conference call on Wednesday, April 23, 2003, at 10:00 am Eastern time. The conference call will be simulcast and archived at http://www.Tupperware.com.

    Segment Highlights

    Europe

    In Europe, the most important sales and profit area, sales were up 36 percent for the quarter. Excluding foreign currency, sales were up 11 percent driven by an increase in both sales force size and average active sales force of four percent. Additionally, an increase of $3.1 million in business to business sales contributed to the sales increase.
    Profits increased $12.6 million including a $4.2 million positive foreign currency impact. Excluding this, profits increased $8.4 million due to the sales increase along with reduced promotional spending and cost reductions from the re-engineering program. The positive momentum in Europe is expected to continue through the remainder of the year although not at the same rate as comparisons become more difficult.

    North America

    Sales were down four percent. Excluding foreign currency and implementation of a new business model, sales declined 22 percent. Although the Target expansion is a success, in the near-term the sales force has been distracted from the party, which has affected both sales and recruiting. Additionally, severe snowstorms in January and February impacted nearly half of the sales force and resulted in lost sales, recruiting opportunities and future party scheduling. These factors combined with the distraction of the war in Iraq had a significant influence on sales and sales force trends during this quarter. Although trends in the US were improving in March, lost recruiting and parties will affect the second quarter resulting in sales being down but not as significant as the first quarter.
    Promotional costs were increased during the quarter to drive sales force activity and recruiting to regain momentum in the business. The sales decline, along with this promotional investment and lower margins on Target sales, resulted in an operating loss of $7.7 million, compared to a $3.6 million profit last year. The increased promotional spending is expected to continue through the second quarter.

    Asia Pacific

    Asia Pacific sales decreased six percent. Excluding foreign currency, sales were down 13 percent. Profits were down $2.1 million including $0.5 million positive impact from foreign currency. Continuing challenges in Korea and the Philippines along with the negative influence in this region from SARS resulted in sales, sales force trends and profit declines. This segment is expected to improve in the second half of 2003 due to recruiting efforts and compensation plan changes in Korea.

    Latin America

    Latin America sales were down 41 percent in the first quarter. Excluding foreign currency, sales were down 27 percent resulting in an operating loss of $2.0 million, compared with an operating profit of $2.7 million last year, including $0.7 million negative foreign currency impact. These results are as planned and are due to continuing challenges in Mexico because the sales force size is insufficient to offset economic challenges. Trends are improving and better results are expected in the second half of 2003.

    BeautiControl North America

    BeautiControl North America sales increased 17 percent due to sales force growth of 11 percent and average active sales force growth of nine percent compared to prior year. This is due to a leadership development program and strong recruiting promotions. The costs of these promotional programs resulted in operating profits nearly flat with prior year.
    Promotional investments to drive sales force size and activity will continue at BeautiControl impacting second quarter profits, although by the third quarter, these investments are anticipated to result in profit improvements.

    Outlook

    Due to the first quarter North America shortfall, which the company now believes is unlikely to be recovered, the full year guidance is revised down $0.10 from core operations. This results in full-year guidance of $1.40- $1.50 per diluted share, consisting of a decline from core operations in the range of $0.02-$0.09, $0.06 positive impact from foreign currency and $0.13-$0.16 from anticipated gains on land development. The second quarter is expected to be down significantly based on trends discussed by segment.

    Management Update

    David Halversen has recently been appointed Group President of Latin America and BeautiControl as Dick Heath has decided to retire. Mr. Halversen was previously the Sr. Vice President of Business Development and Planning and was involved in the strategic acquisition of BeautiControl as well as expansion into new channels of access in North America. Prior to joining Tupperware in 1995, he spent 10 years at Avon. This experience enables him to leverage BeautiControl and the related consumable expansion in Latin America. In addition, Jesus Buenrostro has been appointed President of Latin America and brings significant financial, operational and marketing experience from the Latin America markets.
    Tupperware Corporation, a $1.1 billion multinational company, is one of the world's leading direct sellers, supplying premium food storage, preparation and serving items to consumers in more than 100 countries through its Tupperware brand. In partnership with 1.2 million independent sales consultants worldwide, Tupperware reaches consumers through informative and entertaining home parties; retail access points in malls and other convenient venues including SuperTarget and Target stores; corporate and sales force Internet web sites; and television shopping. Additionally, premium beauty and skin care products are brought to customers through its BeautiControl brand in North America, Latin America and Asia Pacific. Consumers can access the brands' web sites at http://www.tupperware.com and http://www.beauticontrol.com.
    Tupperware stock is listed on the New York Stock Exchange (NYSE:TUP). Statements contained in this release which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land development, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's report on Form 8-K dated April 10, 2001, as filed with the Securities and Exchange Commission.



                       TUPPERWARE  CORPORATION
            CONDENSED  CONSOLIDATED  STATEMENT  OF  INCOME
                             (UNAUDITED)


(Dollars in millions,
 except per share)
                             13     13
                            Weeks  Weeks
                            Ended  Ended    Reported Restated  Foreign
                           Mar 29, Mar 30,     %        %     Exchange
                            2003    2002   Inc (Dec) Inc (Dec)  Impact
                           -------------------------------------------
SALES
---------------------------
     Europe                $135.3  $99.8        36 %     11 %  $21.7
     Asia Pacific            39.0   41.4        (6)     (13)     3.5
     Latin America           20.5   34.5       (41)     (27)    (6.3)
     North America(a)        55.7   58.2        (4)      (5)     0.2
     BeautiControl           21.0   18.0        17       17        -
                           --------------                     --------
                           $271.5 $251.9         8        -    $19.1
                           ==============                     ========
SEGMENT PROFIT (LOSS)
---------------------------
     Europe                 $29.5  $16.9        74       40     $4.2
     Asia Pacific             1.1    3.2       (66)     (71)     0.5
     Latin America           (2.0)   2.7         -        -     (0.7)
     North America           (7.7)   3.6         -        -        -
     BeautiControl            1.4    1.6       (10)     (10)       -
                           --------------                     --------
                             22.3   28.0       (20)     (30)     4.0
                           --------------                     ========
Unallocated expenses         (5.5)  (3.5)       57
Translation hedge            (4.2)     -         -
Other income                    -    0.7 (b)     -
Re-engineering and
 impairment charges             -   (1.4)(c)     -
Interest expense, net        (4.4)  (4.7)       (7)
                           --------------
Income before taxes           8.2   19.1       (57)
Provision for income taxes    1.8    3.5       (47)
                           --------------
Net income                   $6.4  $15.6       (59)
                           ==============
Net income per common share
 (diluted)                  $0.11  $0.27       (59)
                           ==============
Average number of  shares    58.4   58.7
                           ==============

   (a) The new business model that started in 2001 is being phased into North America and is expected to be completed by the end of 2003. This model results in a higher company sales price that includes the margin that was previously realized by the distributors who are now compensated with a commission. This represents an increase in the selling price of $12.0 million in 2003 and $2.4 million in 2002.

   (b) Other income of $0.7 million pretax ($0.5 million after tax) represents the amount received as compensation for land to be used for a road.

   (c) The re-engineering and impairment charge line item, $1.4 million pretax ($1.1 million after tax), included costs for severance primarily due to the restructuring of administrative functions mainly in Europe and BeautiControl. It also included costs of approximately $0.4 million associated with the maintenance of previously unused facilities in Europe and North America.



                        TUPPERWARE CORPORATION
                   CONSOLIDATED STATEMENT OF INCOME
                             (UNAUDITED)


                                                   13 Weeks Ended
                                                   Mar 29,   Mar 30,
(In millions, except per share data)                 2003      2002
                                                   -------   -------
Sales and other income:
     Net Sales(a)                                  $271.5   $251.9
     Other Income                                       -      0.7 (b)
     Interest Income                                  0.6      0.5
                                                   -------  -------
         Total sales and other income              $272.1   $253.1
Costs and expenses :
     Cost of products sold                           89.3     79.8
     Delivery, sales and administrative expense     164.8    147.2
     Interest expense                                 5.0      5.2
     Re-engineering and impairment charges              -      1.4 (c)
     Other expense                                    4.8      0.4
                                                   -------  -------
         Total costs and expenses                   263.9    234.0
                                                   -------  -------
Income before income taxes                            8.2     19.1
Provision for income taxes                            1.8      3.5
                                                   -------  -------
Net income                                           $6.4    $15.6
                                                   =======  =======
Net income per common share:
     Basic                                          $0.11    $0.27
                                                   =======  =======
     Diluted                                        $0.11    $0.27
                                                   =======  =======

   (a) The new business model that started in 2001 is being phased into North America and is expected to be completed by the end of 2003. This model results in a higher company sales price that includes the margin that was previously realized by the distributors who are now compensated with a commission. This represents an increase in the selling price of $12.0 million in 2003 and $2.4 million in 2002.

   (b) Other income of $0.7 million pretax ($0.5 million after tax) represents the amount received as compensation for land to be used for a road.

   (c) The re-engineering and impairment charge line item, $1.4 million pretax ($1.1 million after tax), included costs for severance primarily due to the restructuring of administrative functions mainly in Europe and BeautiControl. It also included costs of approximately $0.4 million associated with the maintenance of previously unused facilities in Europe and North America.

                        TUPPERWARE CORPORATION
                      CONSOLIDATED BALANCE SHEET
                                ASSETS
                             (UNAUDITED)


                                                Mar. 29,     Dec. 28,
(In millions)                                    2003         2002
                                               ---------- ------------

 Cash and cash equivalents                       $  19.9      $  32.6


 Accounts receivable                               136.6        139.8
   Less allowances for doubtful accounts           (33.1)       (36.6)
                                             ------------ ------------
                                                   103.5        103.2

 Inventories                                       154.9        148.2
 Deferred income tax benefits                       43.8         44.1
 Prepaid expenses and other assets                  34.3         32.0
                                             ------------ ------------
   Total current assets                            356.3        360.1
                                             ------------ ------------

 Deferred income tax benefits                      125.0        124.8

 Property, plant and equipment                     988.4        981.1
   Less accumulated depreciation                  (765.9)      (752.2)
                                             ------------ ------------

                                                   222.5        228.9

 Long-term receivables, net of allowance of
   $14.0 million at March 29, 2003 and
  $12.4 million at December 28, 2002                40.9         39.6
 Goodwill, net of accumulated amortization of
   $1.6 million at  March 29, 2003 and
   December 28, 2002                                56.2         56.2

 Other assets                                       25.7         21.0
                                             ------------ ------------

   Total assets                                  $ 826.7      $ 830.6
                                             ============ ============


                        TUPPERWARE CORPORATION
                      CONSOLIDATED BALANCE SHEET
                 LIABILITIES AND SHAREHOLDERS' EQUITY
                             (UNAUDITED)


                                               Mar. 29,     Dec. 28,
 (Dollars in millions, except per share          2003         2002
  amounts)
                                             ------------ ------------

 Accounts payable                                $  66.2      $  89.3
 Short-term borrowings and current
   portion of long-term debt                        42.2         21.2
 Accrued liabilities                               175.4        172.5
                                             ------------ ------------

   Total current liabilities                       283.8        283.0
                                             ------------ ------------

 Long-term debt                                    264.5        265.1
 Accrued post-retirement benefit cost               36.2         35.7
 Other liabilities                                  69.7         69.3
 Commitments and contingencies
 Shareholders' equity:
   Preferred stock, $0.01 par value,
    200,000,000
     shares authorized; none issued                    -            -
   Common stock, $0.01 par value, 600,000,000
     shares authorized; 62,367,289 shares
      issued                                         0.6          0.6
   Paid-in Capital                                  22.8         22.8
   Subscription receivable                         (21.3)       (21.2)
   Retained earnings                               528.9        535.3
   Treasury Stock, 4,003,179 shares at
     March 29, 2003 and 4,006,381 shares at
     December 28, 2002 at cost                    (110.1)      (110.2)
   Unearned portion of restricted stock
    issued
      for future service                            (0.1)        (0.1)
   Accumulated other comprehensive loss           (248.3)      (249.7)
                                             ------------ ------------

   Total shareholders' equity                      172.5        177.5
                                             ------------ ------------

   Total liabilities and shareholders' equity    $ 826.7      $ 830.6
                                             ============ ============


                        TUPPERWARE CORPORATION
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                             (UNAUDITED)


                                                       13 weeks ended
                                                        March  March
                                                          29,    30,
 (In millions)                                           2003   2002
                                                        ------ ------
 OPERATING ACTIVITIES
   Net income                                            $6.4  $15.6
   Adjustments to reconcile net income to net
     cash used in operating activities:
        Depreciation and amortization                    13.5   11.6
        Loss (gain) on sale of assets                     0.2   (0.4)
   Changes in assets and liabilities:
     Decrease in accounts receivable                      0.2    8.7
     Increase in inventories                             (5.8) (14.6)
     Decrease in accounts payable and
        accrued liabilities                             (13.9) (41.9)
     Decrease in income taxes payable                    (8.8)  (0.2)
     Increase in net deferred income taxes                0.5    0.5
     Other, net                                          (5.0)  (6.3)
                                                        ------ ------
     Net cash used in operating activities              (12.7) (27.0)
                                                        ------ ------
 INVESTING ACTIVITIES
   Capital expenditures                                  (7.4)  (8.1)
   Proceeds from disposal of property, plant & equipment  0.2    0.9
                                                        ------ ------
     Net cash used in investing activities               (7.2)  (7.2)
                                                        ------ ------
 FINANCING ACTIVITIES
   Dividend payments to shareholders                    (12.8) (12.8)
   Proceeds from exercise of stock options                  -    0.6
   Purchase of treasury stock
   Net increase in short-term debt                       20.7   51.2
                                                        ------ ------
     Net cash provided by financing activities            7.9   39.0
                                                        ------ ------
 Effect of exchange rate changes on cash and
   cash equivalents                                      (0.7)   0.1
                                                        ------ ------
 Net (decrease) increase in cash and cash equivalents   (12.7)   4.9
 Cash and cash equivalents at beginning of period        32.6   18.4
                                                        ------ ------
 Cash and cash equivalents at end of period             $19.9  $23.3
                                                        ====== ======


                        TUPPERWARE CORPORATION
      SUPPLEMENTAL INFORMATION - First Quarter Ended March 2003

Sales Force Statistics:(i)
Segment                    DIST.  %     AVG.     %      TOTAL   %
                                  CHG.  ACTIVE   CHG.           CHG.
-------------------------------------------------------------------
Europe                       697    3   62,899    4    201,820    4
Asia Pacific                 686    9   37,321  (26)   453,367  (12)
Latin America                208  (25)  60,117  (21)   308,022  (18)
North America                358    5   20,432  (12)   128,962   (2)
                           ------      --------      ----------
Tupperware                 1,949    1  180,769  (14) 1,092,171  (10)
BeautiControl N.A.           n/a  n/a   22,786    9     57,905   11
                           ------      --------      ----------
Total                      1,949    1  203,555  (12) 1,150,076   (9)
                           ======      ========      ==========

(i) As collected by the Company and provided by distributors


         UNAUDITED SELECTED FINANCIAL DATA FIRST QUARTER 2003
                 ($ - millions except per share data)


Cash                     $19.9  Total Debt to Capital Ratio     64.0%
Net Current Receivables  103.5  Equity                        $172.5
Net Inventory            154.9  Capital Expenditures             7.4
Short-Term Debt           42.2  Depreciation and Amortization   13.5
Long-Term Debt           264.5  Free Cash Flow Per Share       (0.34)



    CONTACT: Tupperware Corporation World Headquarters, Orlando
             Jane Garrard, 407/826-4522